Exhibit 10.5.4

A Leading Manufacturer of Protective Materials for High Reliability Applications	Executive Offices Bethany House 26 Summer Street Bridgewater, MA 02324 Phone: (508) 819-4200 Fax: (508) 697-6419 www.chasecorp.com

August 19, 2014

Mr. Kenneth Feroldi

67 Kimberley Drive

Wakefield, RI 02878

Dear Ken:

It is with great pleasure that we extend to you an offer of employment with Chase Corporation as the Chief Financial Officer (CFO) with an effective start date of September 1, 2014.

The CFO is an exempt (salaried) position reporting to Peter Chase, CEO and Chairman. Your starting salary will be $220,000 annually, $8,461.54 per bi-weekly pay period, (subject to applicable withholdings and deductions).

Additionally, you will be eligible for an annual cash incentive that will allow you to earn a portion of your total compensation based on performance. This position has a nominal opportunity of 30% of base salary if targets are achieved. The Target for fiscal year 2015 is budgeted EBITDA. Actual payout maybe adjusted at management’s discretion based on individual performance. Incentive bonuses are paid after the end of the fiscal year usually in November. You will be able to participate in the plan for this fiscal year (ending August 31, 2015) based on actual salary paid during the year.

There will also be a long-term incentive opportunity as discussed. The normal plan will offer a targeted value of 45% of your base salary. For you this will be comprised of two parts – 30% will be in the form of performance shares whose value may increase or decrease based on the year’s performance results and will vest after 3 years; 15% will be in the form of straight restricted stock that will vest after 3 years. For the initial year only, the 15% restricted portion will vest in September of 2014 as soon as can be approved and processed.

Your performance and base salary will be reviewed in March of 2015 at which time your salary will increase to $235,000. You will then be reviewed again in September of 2015 at which time your salary is expected to increase to $250,000. Your salary and performance will be reviewed on an annual basis thereafter starting in September of 2016.

Your current medical and dental benefits will remain the same, however, you will be eligible to contribute to the Chase Corporation 401K plan and recognize the Safe Harbor Match. Additionally you will be eligible for the Executive Non-Qualified Deferred Savings plan, (details to be outlined under separate cover) and the Executive Life Insurance Option at three times your annual salary. As part of your benefits package you will also receive an auto allowance of $1,000 per month, (subject to applicable withholdings), that will be paid out on the first pay period of each month as well as an annual Executive Financial Planning Reimbursement of $5,000.

You will also be eligible for severance in the event of a change in control in similar form as the current CFO.

This offer is not a contract and supersedes any previous offer or representation. Your employment with Chase Corporation will be “at will”.

We look forward to you joining the team and undertaking the challenge of becoming the Chief Financial Officer and supporting the growing Chase Corporation businesses.

Please indicate your acceptance of this offer by signing below.

Yours truly,

/s/ Lisa R. Sparling
Lisa R. Sparling
Human Resources Manager

Accepted:	/s/ Kenneth J. Feroldi	Date:	August 26, 2014